Duke Energy to offer Bloom Energy distributed fuel cell technology to customers

•	Duke Energy One acquires approximately 37 megawatts of solid oxide fuel cell generation from Bloom Energy

•	Expands clean, reliable energy options for commercial and industrial customers in California and Northeast region

CHARLOTTE, N.C. and SAN JOSE, Calif., July 1, 2019 – A subsidiary of Duke Energy (NYSE: DUK) today announced it will acquire a portfolio of distributed fuel cell technology projects from Bloom Energy Corporation (NYSE: BE), as part of the company’s efforts to serve commercial and industrial customers’ evolving energy needs and provide behind-the-meter generation.

The company will purchase approximately 37 megawatts of Bloom Energy Servers and has already secured long-term power purchase agreements with creditworthy customers primarily located in California, Connecticut, Maryland and New York.

“Commercial and industrial customers want resilient, clean energy at predictable costs and solutions tailored for their business needs – and with this technology, we can provide just that,” said Swati Daji, Duke Energy’s senior vice president of customer solutions and strategies. “We are excited to give our customers a more affordable, reliable, innovative generation source with Bloom Energy’s innovative fuel cells, and we look forward to further developing and customizing more options in the future.”

Duke Energy One, a non-regulated subsidiary of Duke Energy, formed a potential long-term strategic alliance with Bloom Energy, marking another step forward in expanding energy products and services available for commercial and industrial customers.

Bloom Energy Servers are unique in the utility sector, producing energy by converting natural gas or biogas into electricity without combustion. Based on solid oxide fuel cell technology, the Energy Servers generate cleaner power around the clock and reduce greenhouse-gas emissions by comparable amounts to zero-emission wind and solar power on an annual basis.1

Bloom Energy Servers also do not generate combustion-related pollutants, such as sulphur oxides, nitrogen oxides or particulate matter.

Customers benefit from low-emission, baseload power 24/7 and fewer intermittent interruptions in power flow for their facilities and operations.

“Duke Energy’s investment is a significant validation of the Bloom Energy Server value proposition,” said Randy Furr, chief financial officer at Bloom Energy. “Now, more than ever, commercial and industrial customers need power that is reliable, resilient and affordable. As one of the largest electric power holding companies in the U.S., Duke Energy understands that dynamic perfectly, and we are delighted to be partnering with the organization.”

Over the next 18 months, the two companies will deploy the servers at more than 30 sites across a portfolio of customers, including hospitals, technology companies, data centers and universities.
This deployment continues Duke Energy’s efforts to invest in cleaner generation, reduce carbon emissions and build a smarter energy future for our customers.

Morgan Stanley & Co. LLC was Bloom Energy’s exclusive financial advisor for this transaction.

1 Bloom Energy: https://www.bloomenergy.com/whitepapers/fuel-cell-emissions

Duke Energy
Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of the largest energy holding companies in the U.S. It employs 30,000 people and has an electric generating capacity of 51,000 megawatts through its regulated utilities, and 3,000 megawatts through its nonregulated Duke Energy Renewables unit.

Duke Energy is transforming its customers’ experience, modernizing the energy grid, generating cleaner energy and expanding natural gas infrastructure to create a smarter energy future for the people and communities it serves. The Electric Utilities and Infrastructure unit’s regulated utilities serve approximately 7.7 million retail electric customers in six states – North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky. The Gas Utilities and Infrastructure unit distributes natural gas to more than 1.6 million customers in five states – North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The Duke Energy Renewables unit operates wind and solar generation facilities across the U.S., as well as energy storage and microgrid projects.

Duke Energy was named to Fortune’s 2019 “World’s Most Admired Companies” list, and Forbes’ 2019 “America’s Best Employers” list. More information about the company is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos, videos and other materials. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

About Bloom Energy
Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. The Company’s product, the Bloom Energy Server, delivers highly reliable and resilient, ‘Always-On’ electric power that is clean and sustainable. Bloom’s customers include twenty-five of the Fortune 100 companies and leaders in cloud services and data centers, healthcare, retail, financial services, utilities and many other industries. For more information, visit www.bloomenergy.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the planned fuel cell project.  Duke Energy and Bloom Energy Corporation caution that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Duke Energy and Bloom Energy Corporation; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Duke Energy’s Annual Report on Form 10-K  for the year ended December 31, 2018, and subsequent securities filings, and Bloom Energy Corporation’s Annual Report on Form 10-K  for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from each company’s expectations as suggested by such forward-looking information: the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of generating facilities; the ability to construct facilities in accordance with the requirements of permits and licenses and to satisfy any environmental performance standards and the requirements of tax credits and other incentives; and potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Duke Energy or Bloom Energy Corporation. The information in this press release is as of July 1, 2019. Duke Energy and Bloom Energy Corporation expressly disclaim any obligation to update any forward-looking information, except as required by law.

Media Contacts
Duke Energy Contact: Catherine Butler
24-Hour Media Line: 800.559.3853

Bloom Energy Contact: Erica Osian
erica.osian@bloomenergy.com
Office: 401.714.6883